                           SCHEDULE 14A INFORMATION
                           ------------------------


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. __)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                Cost Plus, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          ______________________________________________________________________

     (2)  Aggregate number of securities to which transaction applies:
          ______________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ______________________________________________________________________

     (4)  Proposed maximum aggregate value of transaction:
          ______________________________________________________________________

     (5)  Total fee paid:
          ______________________________________________________________________

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
          ______________________________________________________________________

     (2)  Form, Schedule or Registration Statement No.:
          ______________________________________________________________________

     (3)  Filing Party:
          ______________________________________________________________________

     (4)  Date Filed:
          ______________________________________________________________________

                                COST PLUS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 19, 1997

To The Shareholders:
-------------------

  NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders of Cost Plus, Inc. (the "Company"), a California corporation, will be held on June 19, 1997 at 2:00 p.m., local time, at the Waterfront Plaza Hotel located at 10 Washington Street, Oakland, California 94607, for the following purposes:

     1. To elect the following directors to serve for the ensuing year and until their successors are elected: Ralph D. Dillon, Joseph H. Coulombe, Danny
W. Gurr, Mervin G. Morris, Edward A. Mule, Olivier L. Trouveroy and Thomas D. Willardson.

     2. To approve an amendment to the Company's 1995 Stock Option Plan to increase the shares reserved for issuance thereunder by 400,000 shares.

     3.  To approve amendments to the Company's 1996 Director Option Plan to:
(i) increase the shares reserved for issuance thereunder by 40,000 shares; and
(ii) provide for automatic annual option grants of 2,000 shares to each of the Company's non-employee directors.

     4. To approve an amendment to the Company's By-Laws to authorize the Board of Directors to approve certain loans to officers of the Company without further shareholder approval.

     5. To approve the Company's 1997 Executive Officer and Key Employee Loan Plan.

     6. To ratify and approve the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending January 31, 1998.

     7. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on April 30, 1997 are entitled to notice of and to vote at the Annual Meeting.

  All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the Annual Meeting may vote in person even if he or she returned a proxy.

                         By Order of the Board of Directors

                         Alan E. Zimtbaum
                         President, Chief Operating Officer, Chief
                         -----------------------------------------
                         Financial Officer and Secretary
                         -------------------------------

Oakland, California
May 22, 1997

===============================================================================
                            YOUR VOTE IS IMPORTANT
To assure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope, which requires no postage if mailed in the United States.
===============================================================================

           [GRAPHIC SHOWING DIRECTIONS TO SITE FOR ANNUAL MEETING]

                                COST PLUS, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                                PROXY STATEMENT

GENERAL

  The enclosed Proxy is solicited on behalf of the Board of Directors of Cost Plus, Inc. (the "Company") for use at the 1997 Annual Meeting of Shareholders to be held June 19, 1997 at 2:00 p.m., local time, or at any adjournment or postponement thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Waterfront Plaza Hotel located at 10 Washington Street, Oakland, California 94607. The telephone number of the Waterfront Plaza Hotel is (510) 836-3800.

  These proxy solicitation materials were mailed on or about May 22, 1997 to all shareholders entitled to vote at the Annual Meeting.

REVOCABILITY OF PROXIES

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company, Attention:
Alan E. Zimtbaum, Inspector of Elections, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. The mere presence at the Annual Meeting of the shareholder who has appointed a proxy will not revoke the prior appointment. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy card, or if no instructions are indicated, will be voted "FOR" the slate of directors described herein, "FOR" Proposals Two, Three, Four, Five and Six and as to any other matter that may be properly brought before the Annual Meeting, in accordance with the judgment of the proxy holders.

VOTING AND SOLICITATION

  Every shareholder voting for the election of directors may cumulate such shareholder's votes and either give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit, provided that votes cannot be cast for more than seven candidates. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination before the voting and the shareholder, or any other shareholder, has given notice at the Annual Meeting, prior to the voting, of the intention to cumulate the shareholder's votes. If any one shareholder gives such notice, all shareholders may cumulate their votes. On all other matters, each share has one vote.

  The seven nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote shall be elected as directors. On each other matter other than Proposal Four, the affirmative vote of a majority of the votes cast is required under California law for approval. For this purpose, the "votes cast" are defined under California law to be the shares of the Company's Common Stock represented and voting in person or by proxy at the Annual Meeting. In addition, the affirmative votes must constitute at least a majority of the required quorum, which quorum is a majority of the shares outstanding on the record date for the meeting. Proposal Four requires for approval the affirmative vote of a majority of the outstanding shares of Common Stock on the record date for the meeting. Votes that are cast against a proposal will be counted for purposes of determining: (i) the presence or absence of a quorum, and (ii) the total number of votes cast with respect to the proposal. While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions in the counting of votes with respect to a proposal, the Company believes that abstentions should be counted for purposes of determining both: (i) the presence or absence of a quorum for the transaction of business;

and (ii) the total number of votes cast with respect to the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to a proposal. An automated system administered by the Company's transfer agent tabulates the votes. Each proposal is tabulated separately.

  This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation, without payment of additional compensation, by directors, officers, or regular employees of the Company.

  Only shareholders of record at the close of business on April 30, 1997 are entitled to notice of and to vote at the Annual Meeting. As of April 30, 1997, 8,111,308 shares of the Company's Common Stock were issued and outstanding.


                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

NOMINEES

  The By-Laws of the Company presently provide that there shall be seven directors. A board of seven directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's seven nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them so that the election of as many of the nominees listed below as possible is assured under cumulative voting. In this event, the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified.

  The names of the nominees, their ages as of the date of this proxy statement and certain information about them are set forth below:

                                                                              DIRECTOR
    NAME OF NOMINEE       AGE              PRINCIPAL OCCUPATION                SINCE
-----------------------   ---   -------------------------------------------   --------
Ralph D. Dillon........    56   Chairman and CEO of the Company                   1990
Joseph H. Coulombe.....    66   Independent Management Consultant                 1995
Danny W. Gurr..........    39   President and CEO of Lauriat's Inc.               1995
Mervin G. Morris.......    76   Private Investor                                  1995
Edward A. Mule.........    34   Managing Director, Goldman, Sachs & Co.           1995
Olivier L. Trouveroy...    42   Managing Director, ING Equity Partners, LP I      1995
Thomas D. Willardson...    46   Manager, Bechtel Enterprise, Inc.                 1991

  Except as set forth below, each of the nominees has been engaged in his principal occupation described above during the past five years. There is no family relationship between any director or executive officer of the Company.

  Mr. Dillon joined the Company in September 1990 as Chairman, Chief Executive Officer and President. From August 1987 to August 1990, Mr. Dillon served as President, Chief Operating Officer and a member of the Board of Directors of Family Dollar Stores, Inc., a discount retail chain. From 1985 to 1987, he was President and Chief Operating Officer of Coast America Corporation, a hardware store chain. From 1982 to 1984, he served as President and Chief Executive Officer of Bowater Home Center, Inc. a chain of home improvement stores.

  Mr. Coulombe has served as a director of the Company since October 1995. From February 1995 to April 1995, Mr. Coulombe served as President and Chief Executive Officer of Sport Chalet, a sporting goods retailer. From February 1994 to January 1995, Mr. Coulombe served as Chief Executive Officer of Provigo Corp., a wholesale and retail grocer. From November 1992 to February 1994 Mr. Coulombe was an independent business consultant. From March 1992 to October 1992, Mr. Coulombe served as Executive Vice President of Pacific Enterprises, in charge of Thrifty Corporation, an operator of drug and sporting goods chain stores and also served as Co-Chairman of Thrifty Corporation. From June 1989 through March 1992, Mr. Coulombe served as an independent business consultant. Mr. Coulombe is the founder of Trader Joe's, a specialty food grocery chain, and served as its Chief Executive Officer from 1957 to 1989.

  Mr. Gurr has served as a director of the Company since November 1995. From September 1991 to the present, Mr. Gurr has served as President and Chief Executive Officer of Lauriat's, Inc., an operator of various bookstore chains. From September 1990 to September 1991, Mr. Gurr was Vice President of Publishing and Acquisition for the Outlet Book Company Division of Random House, Inc.

  Mr. Morris has served as a director of the Company since November 1995. Mr. Morris has been a private investor since June 1979. Mr. Morris founded Mervyn's Stores in 1949. He was Chairman and Chief Executive Officer of Mervyn's until 1979. He has previously served as a director at Dayton Hudson Corporation, Pacific Gas & Electric Co. and Saga Corporation.

  Mr. Mule has served as a director of the Company since May 1995. Since September 1984, Mr. Mule has been employed by Goldman, Sachs & Co., an investment bank, serving in various departments including mergers and acquisitions, high yield bond finance and in the office of the Chairman. Mr. Mule has been a Managing Director of Goldman, Sachs & Co. since 1994.

  Mr. Trouveroy has served as a director of the Company since March 1995. Mr. Trouveroy joined Internationale Nederlanden (U.S.) Capital Corporation in 1992 and currently serves as a Managing Director of ING Equity Partners, LP I. From 1990 to 1992, Mr. Trouveroy was a Managing Director of General Electric Capital Corporation ("GECC") in charge of GECC's Corporate Finance office in Paris, France. From 1984 to 1990, Mr. Trouveroy was an investment banker in the mergers and acquisitions department of Drexel Burnham Lambert Incorporated in New York, most recently as a First Vice President. Mr. Trouveroy also serves as a director of American Communications Services, Inc., a local access telecommunications provider.

  Mr. Willardson was re-elected as a director of the Company in March 1996. He also served as a director of the Company from March 1991 to February 1996. From July 1995 to the present, Mr. Willardson has served as a manager at Bechtel Enterprise, Inc., a wholly-owned investment and development subsidiary of Bechtel Group, Inc. From January 1986 to July 1995, Mr. Willardson served as a manager at The Fremont Group, an investment company.

BOARD MEETINGS AND COMMITTEES

  The Board of Directors of the Company held a total of eight meetings during the fiscal year ended February 1, 1997. The Board of Directors has an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or any committee performing similar functions.

  The Audit Committee of the Board of Directors consists of Messrs. Trouveroy, Coulombe and Gurr and held two meetings during the last fiscal year. The Audit Committee recommends engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

  The Compensation Committee of the Board of Directors consists of Messrs. Mule, Morris, Trouveroy and Willardson and held two meetings during the last fiscal year. Mr. Willardson was appointed to the Compensation Committee in April 1996. The Compensation Committee establishes the Company's executive compensation policy, determines the salary and bonuses of the Company's executive officers and recommends to the Board of Directors stock option grants for executive officers.

  No director attended fewer than 75% of the total number of meetings of the Board of Directors or the total number of meetings of all committees of the Board of Directors on which that director served.

DIRECTOR COMPENSATION

  Cash Compensation
  -----------------

  Mr. Dillon currently does not receive any cash compensation for service on the Board of Directors or any committee thereof, but may be reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings. Messrs. Coulombe, Gurr, Morris and Willardson each receive an aggregate of $10,000 each fiscal year for service on the Board of Directors and any committee thereof. Non-employee directors are also reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings.

  1996 Director Option Plan
  -------------------------

  The Company's 1996 Director Option Plan (the "Director Option Plan") was adopted by the Board of Directors and approved by the Company's shareholders in March 1996. Under the Director Option Plan, the Company initially reserved 28,300 shares of Common Stock for issuance to the non-employee directors of the Company. Each non-employee director elected after the date of the Director Option Plan automatically receives an option to purchase 7,075 shares of Common Stock on the date such person becomes a director. Each option granted under the Director Option Plan is exercisable at 100% of the fair market value of the Company's Common Stock on the date such option was granted. Twenty-five percent of options granted pursuant to the Director Option Plan vest on each anniversary of their dates of grant, provided that the optionee continues to serve as a director on such dates. The Director Option Plan will be in effect for a term of ten years unless sooner terminated.

  The Board of Directors has approved amendments to the Director Option Plan that: (i) increase the shares reserved for issuance thereunder by 40,000 shares; and (ii) provide for automatic annual option grants of 2,000 shares to each of the Company's non-employee directors on the date of the Company's Annual Meeting of Shareholders beginning with the 1997 Annual Meeting scheduled to be held on June 19, 1997 or June 30 of each year, whichever is earlier. See "Proposal Three -- Approval of Amendments to 1996 Director Option Plan."

  Pursuant to the Director Option Plan, Mr Willardson was granted an option to purchase 7,075 shares of Common Stock on April 3, 1996 at $15.00 per share. Also on April 3, 1996, the Company granted options under its 1995 Stock Option Plan to purchase 7,075 shares of Common Stock at $15.00 per share to each of Goldman, Sachs & Co. and ING Equity Partners, LP I, with which Messrs. Mule and Trouveroy, respectively, are affiliated. These options vest over four years so long as the respective individuals continue their services as directors or as consultants to the Company.

                                  PROPOSAL TWO

            APPROVAL OF A 400,000 SHARE INCREASE IN SHARES ISSUABLE
                        UNDER THE 1995 STOCK OPTION PLAN

  The Company is seeking shareholder approval of an amendment to the Company's 1995 Stock Option Plan (the "Stock Option Plan") which would increase the number of shares issuable under the Stock Option Plan by 400,000 shares. A summary of the Stock Option Plan (which assumes the adoption of the proposed amendment) is included as Appendix A.
            ----------

  The Stock Option Plan was approved by the Board of Directors and by the shareholders in November 1995. A total of 774,669 shares of Common Stock were initially reserved for issuance under the Stock Option Plan less the aggregate number of shares of Common Stock subject to options outstanding under the Company's 1994 Stock Option Plan and issued upon exercise of options granted under the 1994 Stock Option Plan. An amendment to the Stock Option Plan, which was approved by the Board of Directors in October 1996 and by the shareholders in November 1996, added an additional 250,000 shares to the Stock Option Plan. As a result of the foregoing limitations and amendment, as of April 30, 1997, a total of 659,703 shares of Common Stock were authorized for issuance under the Stock Option Plan, which number will automatically increase to the extent that any of the 323,930 options outstanding under the 1994 Stock Option Plan as April 30, 1997 lapse or are canceled without being exercised.

  As of April 30, 1997, options to purchase 657,538 shares of Common Stock were outstanding under the Stock Option Plan, 2,165 shares had been issued by the Company upon exercise of options under the Stock Option Plan and no shares remained available for future options grants under the Stock Option Plan. Because no shares remain available for option grants under the Stock Option Plan and for the additional reasons set forth below, in April 1997 the Board of Directors approved a further increase of 400,000 shares to the Stock Option Plan. The shareholders are being requested to approve this amendment.

  The Board believes that the proposed increase is in the best interests of the Company for several reasons. First, the increase will provide an adequate reserve of shares for issuance under the Stock Option Plan, which is an integral part of the Company's overall compensation program. Second, the Board of Directors believes the proposed increase is essential for the Company to compete successfully against other companies in attracting and retaining key employees, thereby facilitating the future potential growth of the Company. Third, the Board of Directors believes the Stock Option Plan is an important contributor to the alignment of employee and shareholder interests.

AMENDED STOCK OPTION PLAN BENEFITS

  The following table sets forth information with respect to stock option grants under the Stock Option Plan for the fiscal year ended February 1, 1997 to: (i) the Chief Executive Officer and the four most highly compensated executive officers of the Company in the fiscal year ended February 1, 1997; (ii) all current executive officers as a group; and (iii) all other employees as a group:

                                    AMENDED PLAN BENEFITS

                                                           NUMBER OF SHARES      PER SHARE
            NAME OF INDIVIDUAL OR IDENTITY                 SUBJECT TO OPTIONS     EXERCISE
                       OF GROUP                              GRANTED (#)(1)        PRICE
------------------------------------------------------     ------------------    ---------
Ralph D. Dillon.......................................               50,000          $18.00
Alan E. Zimtbaum......................................               25,000          $18.00
Patricia A. Belardi...................................               12,000          $18.00
Dennis R. Daugherty...................................               19,500          $18.00
Patricia T. Saucy.....................................                8,000          $18.00
All current executive officers as a group (7 total)...              130,500          $18.00
All other employees as a group........................               37,000          $18.00

REQUIRED VOTE

  The amendment of the Stock Option Plan to increase the number of shares issuable thereunder by 400,000 shares requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented in person or by proxy and entitled to vote on the proposal, which shares voting affirmatively must also constitute a majority of the required quorum. See "Voting and Solicitation" above.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1995 STOCK OPTION PLAN.


                                 PROPOSAL THREE

              APPROVAL OF AMENDMENTS TO 1996 DIRECTOR OPTION PLAN

  The 1996 Director Option Plan (the "Director Option Plan") was adopted by the Board of Directors and approved by the shareholders in March 1996. A total of 28,300 shares of Common Stock are currently reserved for issuance under the Director Option Plan, of which options to purchase 7,075 shares are issued and outstanding and options to purchase 21,225 shares remain available for future grant. To date, no options have been exercised under the Director Option Plan.

  The Director Option Plan is designed to attract capable individuals to serve as directors of the Company, to retain such individuals as directors, and to incentivize non-employee directors (by providing them with an opportunity to acquire a significant ownership interest in the Company's Common Stock) to use their influence and talent to maximize shareholder value for all shareholders.

  On April 21, 1997, the Board of Directors approved amendments to the Director Option Plan to: (i) increase the shares reserved for issuance thereunder by 40,000 shares; and (ii) provide for automatic annual option grants of 2,000 shares to each of the Company's non-employee directors or their assignees on the earlier of the date of the Company's Annual Meeting of Shareholders beginning with the current year or June 30 of each year. A summary of the Director Option Plan (which assumes the adoption of the proposed amendments) is included as Appendix B.
----------
  Subject to continued service as a director, non-employee directors or their assignees will receive the option grants set forth in the table below in fiscal 1997.

PURPOSE AND EFFECT OF AMENDMENTS

  The primary purpose of the proposed amendments to the Director Option Plan is to increase the number of shares available for grant under the Director Option Plan and to provide additional incentive to non-employee directors by adding an automatic annual option grant provision. The Board of Directors believes that stock option grants are an essential element in attracting and retaining
qualified individuals to serve as directors of the Company.   The pool of
individuals qualified to be directors of growing retail companies is relatively small, and the number of companies seeking such expertise is growing. In addition, many qualified individuals are reluctant to serve on boards unless appropriately compensated for the responsibility and risk they assume. The Board believes that most individuals it seeks as board members expect equity compensation as an inducement for their services. In addition, the Board of Directors believes that equity compensation aligns the interests of directors with those of the Company and its shareholders better than cash compensation. The Board believes that the proposed amendments are in the best interests of the
Company for several reasons.   First, by adding an automatic annual grant
provision, the Board believes the value of the options to grantees is increased and their usefulness as compensation devices is enhanced. Second, without the increase in the shares reserved for issuance under the Director Option Plan, the Board of Directors believes that the Company does not have a sufficient number of shares reserved to accommodate annual grants and possible additions of new directors to the Board for the foreseeable future.

AMENDED DIRECTOR OPTION PLAN BENEFITS

     The following table sets forth information with respect to stock option grants to be made under the Director Option Plan to the Company's non-employee directors or their assignees for the fiscal year ending January 31, 1998:

                             AMENDED PLAN BENEFITS
                                                                      OPTIONS TO BE
                                                                      GRANTED DURING
              NAME OF INDIVIDUAL OR IDENTITY OF GROUP                 FISCAL 1997(1)
-------------------------------------------------------------------   --------------
Joseph H. Coulombe.................................................            2,000
Danny W. Gurr......................................................            2,000
Mervin G. Morris...................................................            2,000
Edward A. Mule (2).................................................            2,000
Olivier L. Trouveroy(2)............................................            2,000
Thomas D. Willardson...............................................            2,000
All current directors who are not executive officers (6 persons)...           12,000

-------------
(1) The exercise price for all grants will be at the fair market value of the Company's Common Stock at the time of grant.
(2) These options will be granted to Goldman, Sachs & Co. and ING Equity Partners, LP I, with which Messers. Mule and Trouveroy, respectively, are affiliated.

REQUIRED VOTE

     The amendments to the 1996 Director Option Plan to: (i) increase the number of shares issuable thereunder by 40,000 shares; and (ii) provide for automatic annual option grants of 2,000 shares to non-employee directors or their assignees require a majority of the shares of the Company's Common Stock represented in person or by proxy and entitled to vote on the proposal, which shares voting affirmatively must also constitute a majority of the required quorum. See "Voting and Solicitation" above.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENTS TO THE 1996 DIRECTOR OPTION PLAN.


                                 PROPOSAL FOUR

    AMENDMENT OF BY-LAWS TO AUTHORIZE CERTAIN LOANS TO EXECUTIVE OFFICERS

     The Company is seeking shareholder approval of a new provision to be added to the Company's By-Laws (the "By-Laws") that would authorize the Board of Directors, without further shareholder approval, to approve loans to officers, undertake guaranties of officers' obligations and adopt employee benefit plans authorizing such loans or guaranties, provided that the Board of Directors determines that: (i) such a loan or guaranty or plan may reasonably be expected to benefit the Company; (ii) the Company has outstanding shares held of record by 100 or more persons on the date of approval by the Board of Directors; and
(iii) the approval of the Board of Directors is by a vote sufficient without counting the vote of any interested director or directors. The text of the proposed new By-Law is as follows:

          Section 2.8  Approval of Loans.  The corporation may, upon the
          -----------  -----------------
       approval of the Board of Directors alone, make loans of money or property to, or guarantee the obligations of, any officer of the corporation or of its parent, if any, whether or not a director, or adopt an employee benefit plan or plans authorizing such loans or guaranties provided that:
       (i) the Board of Directors determines that such a loan or guaranty or plan may reasonably be expected to benefit the corporation; (ii) the corporation has outstanding shares held of record by 100 or more persons (determined as provided in Section 605 of the

       California General Corporation Law) on the date of approval by the Board of Directors; and (iii) the approval of the Board of Directors is by a vote sufficient without counting the vote of any interested director or directors. Notwithstanding the foregoing, the corporation shall have the power to make loans otherwise permitted by the California General Corporation Law.

     The Board of Directors believes that the adoption of this By-Law is in the best interests of the Company and its shareholders for the following reasons. First, the proposed By-Law provides the Board of Directors with greater flexibility to fashion employee benefits such as relocation, stock purchase, and other loans to compete successfully against other companies in attracting and retaining executives. Second, the proposed By-Law amendment significantly reduces the cost of implementing such transactions by eliminating the expense of preparing proxies and soliciting shareholder votes. The Company does not currently have 100 shareholders "of record" as required by California law for the above By-Law provision to become operative. However, if this By-Law provision is approved by the shareholders, then it will become effective automatically when the Company has 100 shareholders "of record." In order to provide the Board of Directors with the authority, without further shareholder approval, to approve certain transactions with executive officers and key employees (including relocation, stock purchase and other loans) prior to the time that the By-Law provision becomes effective, the Company is currently soliciting shareholder approval of its 1997 Executive Officer and Key Employee Loan Plan. See "Proposal Five -- Approval of 1997 Executive Officer and Key Employee Loan Plan."

REQUIRED VOTE

     The amendment of the By-Laws to authorize the Board of Directors, without further shareholder approval, to approve certain transactions with the Company's officers and certain employee benefit plans requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote. See "Voting and Solicitation" above.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE COMPANY'S BY-LAWS.


                                 PROPOSAL FIVE

         APPROVAL OF 1997 EXECUTIVE OFFICER AND KEY EMPLOYEE LOAN PLAN

     On May 7, 1997, the Board of Directors approved the Company's 1997 Executive Officer and Key Employee Loan Plan (the "Loan Plan") and is now seeking shareholder approval of the Loan Plan. The Board of Directors approved the Loan Plan and is submitting it for approval by the shareholders in order to provide the Company with the flexibility to offer competitive compensation packages to attract and retain executive officers and key employees immediately, without regard to when the By-Law amendment discussed in Proposal Four becomes operative. The Loan Plan will allow the Board of Directors to authorize the Company to make loans for relocation, for purchases of the Company's Common Stock on the open market and from other shareholders, and for other similar purposes, provided that the Board of Directors concludes that such loans are reasonably expected to benefit the Company. A copy of the Loan Plan is attached hereto as Appendix C.
          ----------
     Pursuant to the Loan Plan, the Board of Directors is authorized to cause the Company to make loans to executive officers and key employees to be used for relocation, purchases of the Company's Common Stock on the open market and from other shareholders, and other purposes reasonably expected to benefit the Company. Each loan will be evidenced by a full recourse promissory note executed by the recipient in favor of the Company and bearing interest at not less than the applicable federal rate under Internal Revenue Code Section 1274 for long-term loans, compounded annually. All other terms of a loan would be determined by the Board of Directors on a case-by-case basis.

     Any loans under the Loan Plan would have to comply with any applicable requirements under the Company's credit facilities in existence at the time of the loan.

     Approval of the Loan Plan by the Company's shareholders will render it an "eligible plan" under Regulation G of the Federal Reserve Board. The rules of the Nasdaq National Market on which the Company's Common Stock is traded may also require shareholder approval of the Loan Plan, and the approval sought hereunder is intended to satisfy such requirement, if it is applicable. Finally, shareholder approval would satisfy a requirement of the California General Corporation Law that a corporation may not make loans to directors or officers unless such transaction or a benefit plan authorizing such loans is approved by the shareholders or pursuant to the Company's By-Laws.

     Concurrently, the Company is also seeking shareholder approval of an amendment to the Company's By-Laws that would authorize the Company, once it had 100 or more shareholders of record, to make loans to officers without further shareholder approval upon a determination by the Board of Directors of the Company in each such case that such a loan may reasonably be expected to benefit the Company. See "Proposal Four--Amendment of By-Laws to Authorize Certain Loans to Executive Officers and Key Employees."

REQUIRED VOTE

     The approval of the 1997 Executive Officer and Key Employee Loan Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented in person or by proxy and entitled to vote on the proposal, which shares voting affirmatively must also constitute a majority of the required quorum. See "Voting and Solicitation" above.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE 1997 EXECUTIVE OFFICER AND KEY EMPLOYEE LOAN PLAN.


                                  PROPOSAL SIX

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, independent auditors, to audit the financial statements of the Company for the current fiscal year ending January 31, 1998 and recommends that the shareholders ratify this selection. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be available at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The table below sets forth information for the two most recently completed fiscal years concerning the compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company in the fiscal year ended February 1, 1997:

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                         ANNUAL COMPENSATION           COMPENSATION
                                                         -------------------      ------------------------
                                                                                  RESTRICTED    SECURITIES
                                               FISCAL    SALARY       BONUS         STOCK      UNDERLYING
NAME AND PRINCIPAL POSITION                     YEAR       ($)         ($)         AWARD ($)   OPTIONS(#)
--------------------------------------------   ------    -------   ---------      ----------   -----------
Ralph D. Dillon.............................     1996   $368,846    $245,908            --        50,000
  Chairman and Chief Executive Officer           1995   $336,404    $235,620            --       234,856

Alan E. Zimtbaum............................     1996   $219,515    $ 93,118            --        25,000
  President, Chief Operating Officer,            1995   $185,858    $ 70,884            --        58,478
    Chief Financial Officer and Secretary

Patricia A. Belardi.........................     1996   $180,790    $ 76,691            --        12,000
  Vice President, General Merchandise            1995   $147,425    $ 65,604            --        58,475
    Manager

Dennis R. Daugherty.........................     1996   $153,970    $ 65,314            --        19,500
  Executive Vice President, Operations           1995   $126,300    $ 48,168            --        58,478

Patricia T. Saucy...........................     1996   $113,151    $ 26,862            --         8,000
  Vice President and Chief Accounting            1995   $101,462    $ 25,800            --        30,954
    Officer

   The table below provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended February 1, 1997 to the persons named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                         ----------------------------------------------------------
                          NUMBER OF       PERCENT OF                                    POTENTIAL REALIZABLE VALUE AT
                         SECURITIES     TOTAL OPTIONS                                    ASSUMED RATES OF STOCK PRICE
                         UNDERLYING       GRANTED TO       EXERCISE                    APPRECIATION FOR OPTION TERM (3)
                           OPTIONS       EMPLOYEES IN        PRICE       EXPIRATION    ---------------------------------
         NAME            GRANTED (#)     FISCAL YEAR(1)  ($/SHARE)(2)      DATE             5%($)              10%($)
----------------------   -----------    ---------------  ------------    ----------    --------------    ---------------
Ralph D. Dillon.......       50,000            29.85%       $18.00         11/18/06          566,005      $    1,434,368

Alan E. Zimtbaum......       25,000            14.93%       $18.00         11/18/06          283,003      $      717,184

Patricia A. Belardi...       12,000             7.16%       $18.00         11/18/06          135,841      $      344,248

Dennis R. Daugherty...       19,500            11.64%       $18.00         11/18/06          220,742      $      559,404

Patricia T. Saucy.....        8,000             4.78%       $18.00         11/18/06           90,561      $      229,499

------------
(1) The Company granted options to employees to purchase a total of 167,500 shares of Common Stock during the fiscal year ended February 1, 1997.

(2) All options were granted at the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors. The exercise price may be paid in cash, check or shares of the Company's Common Stock through a cashless exercise procedure involving same-day sale of the purchased shares or by any combination of such methods.

(3) Potential realizable value is net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved and do not reflect the Company's estimate of future stock price growth.

     The table below provides the specified information concerning the exercise of options to purchase the Company's Common Stock in the fiscal year ended February 1, 1997 and the unexercised options held as of February 1, 1997 by the persons named in the Summary Compensation Table.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN THE MONEY
                           SHARES                       OPTIONS AT FISCAL YEAR-END     OPTIONS AT FISCAL YEAR-END(1)($)
                          ACQUIRED       VALUE          ---------------------------    --------------------------------
         NAME            ON EXERCISE   REALIZED(1)($)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
----------------------   -----------   -------------    -----------   -------------    -----------      ---------------
Ralph D. Dillon.......         1,900        $ 27,399        142,517         140,439        1,636,523            537,479
Alan E. Zimtbaum......            --              --         36,104          47,375          414,582            132,975
Patricia A. Belardi...         1,442        $ 18,722         22,879          47,039          262,720            213,209
Dennis R. Daugherty...        11,497        $127,686         30,798          41,875          353,653            132,975
Patricia T. Saucy.....            --              --         13,266          25,688          152,333            105,120

----------------
(1) Calculated by determining the difference between the fair market value of the Company's Common Stock on the date of exercise or at January 31, 1997 ($17.25), as applicable, and the exercise price of such options, multiplied by the number of shares.

EMPLOYMENT AND RELATED AGREEMENTS; CHANGE IN CONTROL ARRANGEMENTS

   The Company has an employment agreement with Ralph D. Dillon (the
"Employment Agreement") which provides for Mr. Dillon's employment by the Company as Chief Executive Officer at an annual base salary of not less than $340,000, such sum to be reviewed for possible increases by the Board of Directors prior to each anniversary of the date of the Employment Agreement. Pursuant to the Employment Agreement, Mr. Dillon is also entitled to an annual performance bonus based upon the Company achieving at least 85% of its targeted earnings before interest and taxes as approved by the Board of Directors for each prospective fiscal year (the "85% EBIT Attainment Level"). Such annual performance bonuses can increase on a sliding scale to the extent the Company's financial performance exceeds the 85% EBIT Attainment Level. The Board of Directors also reserves the right to award a bonus to Mr. Dillon should the Company fail to realize the 85% EBIT Attainment Level. The foregoing compensation package will continue until the date that Mr. Dillon ceases to be the Chief Executive Officer of the Company. Thereafter, for at least six months or, if later, until six months after he ceases to serve as Chairman of the Board, Mr. Dillon will receive an annual salary of $185,500. Thereafter, for the remaining term of the Employment Agreement, which extends until Mr. Dillon's 65th birthday, Mr. Dillon will be paid a minimal salary in exchange for limited consulting services. The Employment Agreement further provides for certain payments to Mr. Dillon or his beneficiary upon the occurrence of certain events, including termination upon death and termination by Mr. Dillon for good reason (including a reduction in responsibilities) or upon a change in control. Depending upon the reason for termination, Mr. Dillon could be entitled to receive a lump sum severance payment equal to up to three months' base salary plus a pro-rata portion of the bonus to which he would be entitled for the fiscal year in which such event occurred. Thereafter, the Company could be required to pay Mr. Dillon his then-current base salary for a period of 12 months after termination, reduced by the amount of such other compensation he receives during that period from any new employment.

   The Company has entered into retention agreements with certain officers, including Alan Zimtbaum, Dennis Daugherty and Patricia Belardi, which provide for payments to them in certain circumstances upon a termination of employment. Pursuant to these agreements Messrs. Zimtbaum and Daugherty will receive their monthly base compensation until August 31, 1998 if they are involuntarily terminated prior to September 1, 1998 by the Company for other than cause. Ms. Belardi will receive her monthly base compensation for six months if she is involuntarily terminated by the Company for other than cause prior to March 1, 1998. As defined in the agreements, an involuntary termination is either the termination by the Company of the executive's employment with the Company or a material reduction in either the executive's salary and bonus or the executive's employee benefits.

   The Company's Stock Option Plan provides that in the event of a sale of the Company, as that term is defined in the Stock Option Plan, the Company may cause outstanding stock options to become fully vested and either exchanged for the same per share consideration other shareholders receive in the sale, less the option exercise price, or exercisable thereafter for such consideration. A summary of the Stock Option Plan is attached to this Proxy Statement as
Appendix A.
----------

                      REPORT OF THE COMPENSATION COMMITTEE

   The Company's Executive Compensation program is administered by the Compensation Committee composed of four non-employee directors: Edward A. Mule, Chairman, Olivier Trouveroy, Mervin G. Morris, and Thomas D. Willardson.

COMPENSATION PHILOSOPHY

   The objectives of the executive compensation program are:

   . to align compensation with Company performance in meeting both short-term and long-term business objectives and with the interests of the Company's shareholders

   . to enable the Company to attract, retain, and reward leaders who are key to the continued successful growth of the Company

   . to reward high levels of performance, with pay-at-risk increasing at higher levels of the organization

COMPENSATION PROGRAM

   The Committee annually reviews the compensation of its executive officers on the basis of each executive's responsibility, position and level of experience in conjunction with a competitive peer company salary survey. The Company's total direct compensation program consists of base salary, annual cash incentive opportunity (Cash Plus Incentive Plan) and long-term equity-based incentive opportunity.

   .  The base salary structure is targeted at median competitive levels.

   . The Cash Plus Incentive Plan rewards the achievement of short-term operational goals based on the Company's achievement of a target established prior to the fiscal year for earnings before interest, taxes, depreciation and amortization (EBITDA). The Committee believes that target bonus awards, in combination with base salaries, provide a total cash compensation opportunity at median competitive levels. If actual performance exceeds target levels, total cash compensation would be above median competitive levels. If actual performance does not meet target levels, total cash compensation would fall below median competitive levels.

   . Long-term incentive opportunity is delivered through annual basic grants under the Company's Stock Option Plan at what the Committee believes are median competitive levels. An annual performance option grant provides additional equity opportunity above median competitive levels, based on the achievement of earnings per share targets.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

   The Committee generally uses the factors and criteria described above in establishing the compensation of the Chief Executive Officer, except that in Mr. Dillon's case his Employment Agreement provides for a minimum base salary of $340,000. During the fiscal year ended February 1, 1997, Mr. Dillon's base salary was raised from $357,000 to $371,000. His Employment Agreement also provides for an incentive bonus, which was satisfied through his participation in the Company's Cash Plus Incentive Plan. Mr. Dillon's incentive award payment for the fiscal year ended February 1, 1997 was based on the EBITDA target established prior to the fiscal year. The Company exceeded the EBITDA target for the fiscal year, resulting in the incentive award payments for Mr. Dillon and other executive officers reflected in the Summary Compensation Table above. Mr. Dillon's incentive award payment for the last fiscal year was $245,908.

   Mr. Dillon was also awarded stock option grants for the purchase of an aggregate of 50,000 shares of Common Stock during the last fiscal year. Of these, options to purchase 10,000 shares were awarded as a standard annual option grant and options to purchase 10,000 shares were considered "performance options" that would become exercisable if the Company met a specified earnings per share target for the fiscal year, which target was achieved. In addition, the Company granted Mr. Dillon options to purchase 30,000 shares in recognition of his strong leadership during a period in which the Company has been undergoing substantial growth. These options will become fully vested by the year 2000.

   It is the opinion of the Committee that the aforementioned compensation policies and structures provide the necessary discipline to properly align the Company's corporate economic performance and the interest of the Company's shareholders with progressive, balanced and competitive executive total compensation practices in an equitable manner.

                           The Compensation Committee

                           Edward A. Mule, Chairman
                           Olivier L. Trouveroy
                           Mervin G. Morris
                           Thomas D. Willardson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Neither Edward A. Mule, Olivier L. Trouveroy, Mervin G. Morris nor Thomas D. Willardson, the members of the Company's Compensation Committee, is an executive officer of any entity for which any executive officer of the Company serves as a director or a member of the Compensation Committee. See also "Certain Relationships and Related Transactions."

                               PERFORMANCE GRAPH

   The following graph shows a comparison of cumulative total return for the Company's Common Stock, the Nasdaq National Market--U.S. Index and the Nasdaq CRSP Retail Group Index from the date trading commenced in the Company's Common Stock (April 4, 1996) through the fiscal year ended February 1, 1997. In preparing the graph it was assumed that: (i) $100 was invested on April 4, 1996 in the Company's Common Stock (at an initial public offering price of $15.00 per share), the Nasdaq National Market--U.S. Index and the Nasdaq CRSP Retail Group Index; and (ii) all dividends were reinvested.



                          [PERFORMANCE GRAPH GRAPHIC]


                                          FISCAL YEAR ENDING
                     ----------------------------------------------------------
COMPANY              04/04/96     05/04/96     08/03/96    11/02/96    02/01/97
-------------------------------------------------------------------------------
COST PLUS INC         100.00       138.33       150.87      111.67      115.00
PEER GROUP            100.00       109.04       100.37      108.13      108.22
BROAD MARKET          100.00       108.09        98.76      110.60      125.30

   Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the preceding Report of the Compensation Committee and the preceding Performance Graph shall not be incorporated by reference into any such filings; nor shall such Compensation Committee Report or Performance Graph be incorporated by reference into any future filings.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In April 1996, the Company paid its outstanding indebtedness under a note payable and a revolving line of credit, both of which were owed to Pearl Street, L.P. and Internationale Nederlanden (U.S.) Capital Corporation, the Company's principal shareholders, with which Directors Edward A. Mule and Olivier L. Trouveroy, respectively, are affiliated. The aggregate amount of debt retired was approximately $23.1 million.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The table below sets forth as of April 30, 1997 (except as otherwise indicated) certain information with respect to the beneficial ownership of the Company's Common Stock by: (i) each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each executive officer named in the Summary Compensation Table; and (iv) all directors and executive officers as a group.

                                                                         SHARES
                                                                      BENEFICIALLY
                        NAME AND ADDRESS(1)                             OWNED(2)       PERCENTAGE
------------------------------------------------------------------    ------------     ----------
Internationale Nederlanden (U.S.) Capital Corporation(3)(4)........       2,320,409         28.6%
   135 East 57th Street
   New York, NY  10022
The Goldman Sachs Group, L.P.(5)...................................       2,320,409         28.6%
   85 Broad Street
   New York, NY  10004
The TCW Group, Inc.(6).............................................         432,000          5.3%
Ralph D. Dillon(7).................................................         270,014          3.3%
Alan E. Zimtbaum(8)................................................          59,672            *
Patricia A. Belardi(9).............................................          34,298            *
Dennis R. Daugherty(10)............................................          59,924            *
Patricia T. Saucy(11)..............................................          22,281            *
Joseph H. Coulombe.................................................           1,768            *
Danny W. Gurr(4)(12)...............................................           3,268            *
Mervin G. Morris(4)................................................           1,768            *
Edward A. Mule(4)(13)..............................................       2,320,409         28.6%
Olivier L. Trouveroy(3)(4).........................................       2,320,409         28.6%
Thomas D. Willardson(4)............................................           1,768            *
All directors and executive officers as a group (16 persons)(14)...       5,138,193         63.3%

-------------
  *   Less than 1%

 (1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

 (2) Percentage ownership is based on 8,111,308 shares of Common Stock outstanding as of April 30, 1997 plus any shares issuable pursuant to the options held by the person or group in question which may be exercised within 60 days of April 30, 1997.

 (3) Shares held of record by Internationale Nederlanden (U.S.) Capital Corporation ("IN") on behalf of ING Equity Partners LP, I ("Equity Partners"), the beneficial owner of such shares. Mr. Trouveroy, a director of the Company, is a managing director of Equity Partners. Accordingly, Mr. Trouveroy may be deemed to be a beneficial owner of these shares. Mr. Trouveroy disclaims beneficial ownership of such shares except to the extent of his pecuniary interests therein.

 (4) Includes 1,768 shares issuable upon exercise of stock options exercisable within 60 days of April 30, 1997.

 (5) Shares held by Pearl Street L.P., an affiliate of the Goldman Sachs Group, L.P. ("Pearl Street").

 (6) Information is as of January 31, 1997, and is based on Schedule 13Gs filed with the Securities and Exchange Commission by The TCW Group, Inc. Mr. Robert Day is the majority shareholder of The TCW Group, Inc. and is deemed also to have beneficial ownership of the shares held by The TCW Group, Inc.

 (7) Includes 92,921 shares held by The Dillon Trust, of which Mr. Dillon and his spouse are trustees and 1,000 shares registered in the name of Mr. Dillon's spouse, Carol Dillon. Also includes 175,126 shares issuable upon exercise of stock options exercisable within 60 days of April 30, 1997.

 (8) Includes 200 shares registered in the name of Mr. Zimtbaum's spouse, Elizabeth Zimtbaum. Also includes 41,697 shares issuable upon exercise of stock options exercisable within 60 days of April 30, 1997.

 (9) Includes 100 shares registered in the name of Ms. Belardi's daughter, Jessica Belardi. Also includes 31,526 shares issuable upon exercise of stock options exercisable within 60 days of April 30, 1997.

(10) Includes 330 shares registered in the name of Mr. Daugherty's spouse, Sue Daugherty. Also includes 36,391 shares issuable upon exercise of stock options exercisable within 60 days of April 30, 1997.

(11) Includes 4,153 shares held by The Saucy Family Trust of which Ms. Saucy and her spouse are trustees. Also includes 17,688 shares issuable upon exercise of stock options exercisable within 60 days of April 30, 1997.

(12) Includes 300 shares registered in the name of Mr. Gurr's spouse, Vivian Southwell.

(13) Shares held by Pearl Street. Mr. Mule, a director of the Company, is a general partner of the general partnership that is the general partner of Pearl Street, and has the right to direct the voting and disposition of the shares. Accordingly, Mr. Mule may be deemed to be a beneficial owner of these shares. Mr. Mule disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(14) See notes (3) through (5) and (7) through (13) above. Also includes 39,608 shares issuable upon exercise of stock options exercisable within 60 days of April 30, 1997.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended February 1, 1997, all officers, directors and greater than ten percent shareholders complied with all
Section 16(a) filing requirements.


                      DEADLINE FOR RECEIPT OF SHAREHOLDER
                        PROPOSALS -- 1998 ANNUAL MEETING

  Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company's 1998 Annual Meeting must be received by the Company no later than January 19, 1998, in order that they may be included in the proxy statement and proxy relating to that meeting.


                                 OTHER MATTERS

  The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend.

                                 BY ORDER OF THE BOARD OF DIRECTORS

                                 Alan E. Zimtbaum
                                 President, Chief Operating Officer,
                                 -----------------------------------
                                 Chief Financial Officer and Secretary
                                 -------------------------------------

Dated: May 22, 1997

                                   APPENDIX A

                       SUMMARY OF 1995 STOCK OPTION PLAN

  The essential features of the 1995 Stock Option Plan (the "Stock Option Plan") are summarized below. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Stock
Option Plan. Capitalized terms used herein and not defined shall have the meanings set forth in the Stock Option Plan.

  Purpose.  The purpose of the Stock Option Plan is to strengthen the Company by
  -------
providing an incentive to selected officers and other key employees and thereby encouraging them to devote their abilities and industry to the success of the Company's business enterprise. It is intended that this purpose be achieved by extending to selected officers and other key employees of the Company and its subsidiaries an added long-term incentive for high levels of performance and unusual efforts through the grant of stock options to purchase Common Stock of the Company.

  Administration.  The Stock Option Plan shall be administered by the Board of
  --------------
Directors of the Company or a committee of the Board of Directors. The Plan may be administered by different administrators with respect to different optionees. To the extent that the Board determines it to be desirable to qualify options granted under the Stock Option Plan as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Stock Option Plan shall be administered by a committee of two or more non-employee directors. To the extent desirable to qualify transactions under the Stock Option Plan as exempt under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, such transactions shall be structured to satisfy the requirements for exemption under Rule 16b-3. Other than as provided above, the Stock Option Plan shall be administered by (A) the Board or (B) a committee of the Board of Directors, which committee shall be constituted in such a manner as to satisfy the legal requirements relating to the administration of incentive stock option plans, if any, of California corporate and securities laws, of the Code, and of any applicable stock exchange.

  The administrator of the Stock Option Plan has the power to select from among the officers, employees, directors and consultants or advisors of the Company eligible for awards, the individuals to whom awards will be granted and to determine the specific terms of each grant (which need not be identical), subject to the provisions of the Stock Option Plan. The interpretation and construction of any provision of the Stock Option Plan by the administrator is final, binding and conclusive. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the Stock Option Plan.

  Eligibility.  The Stock Option Plan provides that no person shall receive any
  -----------
incentive stock options unless he or she is an employee of the Company or any parent or subsidiary of the Company at the time the incentive stock option is granted. No optionee can be granted options covering more than 265,322 shares under the Stock Option Plan in any fiscal year. In addition, there is a $100,000 limit on the total market value of shares subject to all incentive stock options which are granted by the Company or any parent or subsidiary of the Company to any employee which are exercisable for the first time in any one calendar year.

  Reserved Shares.  The maximum number of shares  that may be made the subject
  ---------------
of options granted under the Stock Option Plan is 1,424,669 shares, less the aggregate number of shares from time to time: (i) subject to options outstanding under the Company's 1994 Stock Option Plan; or (ii) issued upon exercise of options granted under the 1994 Stock Option Plan. This number is also subject to adjustment for future stock splits, stock dividends and similar events.

  Subject to the provisions of the Stock Option Plan, if any shares of Common Stock that have been optioned cease to be subject to an option, such shares will again be available for distribution in connection with future option grants under the Stock Option Plan.

  Stock Options.  The Stock Option Plan permits the granting of nontransferable
  -------------
stock options that either qualify as incentive stock options under Section 422 of the Code ("Incentive Stock Options" or "ISOs") or do not so qualify ("Nonqualified Stock Options" or "NSOs").

  The term of each option will be fixed by the administrator but may not exceed ten years from the date of grant or five years from the date of grant in the case of ISOs granted to an owner of Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary. The administrator will determine the time or times each option may be exercised. Unless otherwise provided by the administrator, options shall become vested and exercisable in four annual installments of 25% of the aggregate number of shares and the exercisability of options may be accelerated by the administrator.

  The option exercise price for each share covered by an option shall be such price as is determined by the administrator. However, the option exercise price of an ISO may not be less than 100% of the fair market value of a share of Common Stock on the date of grant. In the case of ISOs granted to the owner of Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary, the option exercise price for each share covered by such option may not be less than 110% of the fair market value of a share of Common Stock on the date of grant of such option. The administrator of the Stock Option Plan determines such fair market value. As long as the Common Stock of the Company is traded on the Nasdaq National Market ("Nasdaq"), the fair market value of a share of Common Stock of the Company shall be the closing sales price for such stock (or the closing bid, if no sales were reported, as quoted on such system) for the last market trading date before the time of determination, as reported in the Wall Street Journal or such other source as is deemed reliable.

  The purchase price for any shares purchased pursuant to the exercise of an option shall be paid in full upon such exercise by any one or a combination of the following: (i) cash, (ii) check, (iii) transferring shares to the Company upon such terms and conditions as determined by the administrator, or (iv) pursuant to a cashless exercise providing for the exercise of the option and sale of the underlying shares by a designated broker and delivery of the shares by the Company to such broker. Cashless exercises shall be subject to such procedures as may be established from time to time by the administrator in its sole discretion. The administrator shall have discretion to determine at the time of grant of each option or at any later date (up to and including the date of exercise) the form of payment acceptable in respect of the exercise of such option. With respect to the transfer of shares to the Company as payment, in part or in whole, of the exercise price: (i) any shares transferred to the Company as payment of the purchase price under an option shall be valued at their fair market value on the day preceding the date of exercise of such Option; and (ii) any shares acquired upon the exercise of an option must have been owned by the Optionee for more than six months prior to such transfer. If requested by the administrator, the optionee shall deliver the agreement evidencing the option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such agreement to the optionee.

  Under the Stock Option Plan, in the event of termination of an optionee's employment or consulting relationship for any reason (other than death, disability, voluntary retirement at or after age 65 (or age 55 with Company consent) or cause), an option may thereafter be exercised (to the extent it was exercisable at the date of such termination) for thirty days. If the optionee's employment or consulting relationship is terminated as a result of an optionee's death, disability or voluntary retirement at or after age 65 (or age 55 with Company consent), the option may be exercised for a period of one year after the date of termination. If the optionee's employment or consulting relationship is terminated for cause, all options held by the optionee shall terminate on the date of the optionee's termination whether or not exercisable. For purposes of the Stock Option Plan, cause shall mean an optionee's (i) intentional failure to perform reasonably assigned duties; (ii) dishonesty or willful misconduct in the performance of duties; (iii) engaging in a transaction in connection with the performance of duties to the Company or any of it subsidiaries which transaction is adverse to the interests of the Company or any of its subsidiaries and which is engaged in for personal profit; or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses). However, in no case can an option be exercised after the expiration of its term.

  All options granted under the Stock Option Plan shall be evidenced by a stock option agreement between the Company and the optionee to whom such option is granted. Each agreement shall contain in substance the terms and conditions described above.

  Nontransferability of Options.  Options granted pursuant to the Stock Option
  -----------------------------
Plan are nontransferable by the participant, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic order as defined in the Code and may be exercised, during the lifetime of the optionee or his or her guardian or legal representative.

  Withholding Under the Stock Option Plan.  The administrator of the Stock
  ---------------------------------------
Option Plan may also permit participants to satisfy their withholding tax obligations using Common Stock when appropriate.

  Sale of Company. The Stock Option Plan provides that, unless otherwise
  ---------------
determined by the administrator before any sale of Company, in the event of a "Sale of the Company" (as defined below):

       (a)(i) each outstanding option shall become fully (100%) vested and exercisable; (ii) each option shall be deemed to have been exercised to the extent it had not been exercised prior to that date; (iii) the shares issuable in connection with the deemed exercise of each option shall be issued to and in the name of the acquiror of the Company, if any; and (iv) in respect of each share issued in connection with the deemed exercise of an option, the optionee shall receive a per share payment equal to the number (or amount) and kind of stock, securities, cash, property or other consideration that each holder of a share was entitled to receive in connection with the Sale of the Company, reduced by the per share option price, or

       (b) each outstanding option shall become fully (100%) vested and shall simultaneously be terminated in exchange for a per share payment for each share then subject to such option equal to the number (or amount) and kind of stock, securities, cash, property or other consideration that each holder of a share was entitled to receive in connection with the Sale of the Company, reduced by the per share option price, or

       (c) in the event of a Sale of the Company that is consummated pursuant to a merger, consolidation or reorganization (a "Transaction"), each outstanding option shall become fully (100%) vested and exercisable, and the Stock Option Plan and the outstanding options shall continue in effect in accordance with their respective terms and each optionee shall be entitled to receive in respect of each share subject to any outstanding option, upon exercise of such option, the same number (or amount) and kind of stock, securities, cash, property or other consideration that each holder of a share was entitled to receive in connection with the Transaction in respect of a share.

  "Sale of the Company" means any of the following transactions which are approved by the Board and the shareholders of the Company in accordance with the Articles of Incorporation of the Company then in effect: (i) the sale of all or substantially all of the assets of the Company determined on a consolidated basis, (ii) the complete liquidation or dissolution of the Company, or (iii) a merger, consolidation or reorganization involving the Company (a "Business Combination"), unless the shareholders of the Company, immediately before the Business Combination, Own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from the Business Combination in substantially the same proportions as their Ownership of the outstanding voting securities immediately before such transaction.

  Adjustment Upon Changes in Capitalization.  In the event any change in the
  -----------------------------------------
shares or exchange of shares for a different number or kind of shares or other securities of the Company, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, stock dividend, stock split or reverse stock split, the administrator shall conclusively determine the appropriate adjustments, if any, to: (i) the maximum number and class of shares or other stock or securities with respect to which options may be granted under the Stock Option Plan; (ii) the maximum number of shares with respect to which options may be granted to any optionee during the term of the Stock Option Plan; and (iii) the number and class of shares or other stock or securities which are subject to outstanding options granted under the Stock Option Plan, and the purchase price therefor, if applicable. Any such adjustment in the shares or other stock or securities subject to outstanding Incentive Stock Options (including any adjustments in the purchase price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code. If, by reason of a change in capitalization, an Optionee shall be entitled to exercise an option with respect to, new, additional or different shares of stock or securities, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the shares subject to the option prior to such change in capitalization.

AMENDMENT AND TERMINATION

  The Stock Option Plan shall terminate on the day preceding the tenth anniversary of the date of its adoption by the Board and no option may be granted thereafter. The Board may sooner terminate the Stock Option Plan and the Board may at any time and from time to time amend, modify or suspend the Stock Option Plan; provided, however, that, except with the consent of the optionee, no such amendment, modification, suspension or termination shall impair or adversely alter any options theretofore granted under the Stock Option Plan, nor shall any amendment, modification, suspension or termination deprive any optionee of any shares which he or she may have acquired through or as a result of the Stock Option Plan. To the extent necessary and desirable to comply with the Code or any other applicable laws, the Company shall obtain shareholder approval of any amendment to the Stock Option Plan.

FEDERAL INCOME TAX ASPECTS OF THE STOCK OPTION PLAN

  The following is a brief summary of the Federal income tax consequences of transactions under the Stock Option Plan. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside.

  Incentive Stock Options.  An optionee who is granted an ISO will not recognize
  -----------------------
taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise, or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply in the case of optionees who are subject to Section 16 of the Securities Exchange Act of 1934, as amended. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

  Nonqualified Stock Options.  All other options which do not qualify as ISOs
  --------------------------
are referred to as Nonqualified Stock Options. An optionee will not recognize any taxable income at the time he is granted a Nonqualified Stock Option. However, upon exercise of the option, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

  The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the Optionee with respect to shares acquired upon exercise of a Nonqualified Stock Option.

  Different rules may apply in the case of optionees who are subject to Section 16 of the Securities Exchange Act of 1934, as amended.

  Payments in Respect of a Sale of Company.  The Stock Option Plan authorizes
  ----------------------------------------
the acceleration or payment of awards and related shares in the event of a Sale of Company as defined in the Stock Option Plan. Such acceleration or payment may cause part or all of the consideration involved to be treated as a "parachute payment" under the Code, which may subject the recipient thereof to a 20% excise tax and which may not be deductible by the participant's employer.

                                   APPENDIX B

                      SUMMARY OF 1996 DIRECTOR OPTION PLAN

  The essential features of the 1996 Director Option Plan (the "Director Option Plan") are summarized below. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Director Option Plan. Capitalized terms used herein and not defined shall have the meanings set forth in the Director Option Plan.

  Purpose.  The purposes of the Director Option Plan are to attract and retain
  -------
the best available individuals for service as non-employee directors of the Company ("Outside Directors"), to provide additional incentive to the Outside Directors and to encourage their continued service on the Board of Directors.

  Administration.  The Director Option Plan is administered by the Board of
  --------------
Directors, who receive no additional compensation for such service. All grants of options under the Director Option Plan are automatic and nondiscretionary pursuant to the terms of the Director Option Plan. All questions of interpretation or application of the Director Option Plan are determined by the Board of Directors, whose decisions are final and binding upon all participants.

  Eligibility.  Options under the Director Option Plan may be granted only to
  -----------
Outside Directors of the Company or the director's assignee. As of the Record Date, there were six Outside Directors of the Company, all of whom have been nominated to serve as directors for the 1997 fiscal year. These individuals have received an initial grant of options under the Director Option Plan and will be eligible for annual grants under the Director Option Plan.

  Participation.  Participation in the Director Option Plan provides for grants
  -------------
of options to be made in two ways:

     a. Each Outside Director is automatically granted an option to purchase 7,075 shares (the "First Option") upon the date on which such individual first becomes a director, whether through election by the shareholders of the Company or by appointment by the Board of Directors in order to fill a vacancy; provided, however, that a director who was an employee at the time of first becoming a director is not entitled to a First Option.

     b. Each Outside Director who has served on the Board for at least six months after the grant of the First Option is automatically granted an option to purchase 2,000 shares (the "Subsequent Option") on the earlier to occur of
  (i) the annual shareholder meeting, or (ii) June 30th.

  Terms of Options.  Each option granted under the Director Option Plan is
  ----------------
evidenced by a written stock option agreement between the Company and the optionee. Options are generally subject to the terms and conditions listed below.

  Exercise of the Option.  The First Option becomes exercisable at the rate of
  ----------------------
twenty-five percent (25%) of the shares subject to the option on each anniversary of its date of grant, with the effect that this option is not exercisable as to the full number of shares until the fourth anniversary of the date of its grant. The Subsequent Option also becomes exercisable at the rate of twenty-five percent (25%) of the shares subject to the option on each anniversary of its date of grant, with the effect that this option is not exercisable as to the full number of shares until the fourth anniversary of its date of grant. Options granted under the Director Option Plan expire ten years following the date of grant. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and by tendering payment of the purchase price. Payment for shares purchased upon exercise of an option shall be in cash, check, certain other shares of the Company's Common Stock, pursuant to a "cashless" exercise program or any combination of the foregoing payment methods.

  Exercise Price.  The per share exercise price for shares to be issued pursuant
  --------------
to exercise of an option under the Director Option Plan is 100% of the fair market value per share of the Company's Common Stock on the date of grant of the option. The fair market value is determined by the closing price on the Nasdaq National Market on the date of the grant of the option.

  Termination of Continuous Status as Director.  If an optionee ceases to serve
  --------------------------------------------
as a director, he or she may, but only within six months after the date he or she ceases to be a director of the Company, exercise his or her option to the extent that he or she was entitled to exercise it at the date of such termination (but in no event later than the expiration of its ten year term).
To the extent that he or she was not entitled to exercise the option at the date of such termination, or if he or she does not exercise such option within the time specified, the option terminates.

  Disability or Death.  In the event that a director is unable to continue the
  -------------------
director's service as such with the Company as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Code) or if an optionee should die while a director of the Company, the director or his or her estate may, but only within twelve months from the date of termination due to disability or death, exercise the option to the extent the director was entitled to exercise the option at the date of such termination (but in no event later than the expiration of its ten year term). To the extent that the director was not entitled to exercise the option at the date of such termination, or if the director or his or her estate does not exercise such option within the time specified, the option terminates.

  Liquidation or Dissolution.  In the event of a proposed liquidation or
  ---------------------------
dissolution of the Company, options under the Director Option Plan shall terminate unless otherwise provided by the Board. In such event, the Board, in its sole discretion, may determine to make options immediately exercisable as to all shares.

  Merger or Asset Sale.  In the event of a merger of the Company or the sale of
  --------------------
substantially all of the assets of the Company, each option may be assumed or an equivalent option substituted by the successor corporation. If the successor does not agree to assume or substitute the option, each option shall also become fully vested and exercisable for a period of thirty days from the date the Board notifies the optionee, after which period the option shall terminate. If, after the assumption or substitution of the options, the director does not continue as a director of the Company or the successor corporation other than as a result of a voluntary resignation, the option will become fully vested and exercisable and remain exercisable for six months after the end of the directorship.

  Capital Changes.  In the event of any changes made in the Company's
  ---------------
capitalization which result in an exchange of Common Stock for a greater or lesser number of shares without receipt of consideration, appropriate adjustment shall be made in the exercise price and in the number of shares subject to options outstanding under the Director Option Plan, as well as the number of shares reserved for issuance under the Director Option Plan.

  Nontransferability of Option.  Options granted pursuant to the Director Option
  ----------------------------
Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

  Other Provisions.  The option agreement may contain such other terms,
  ----------------
provisions and conditions not inconsistent with the Director Option Plan as may be determined by the Board.

AMENDMENT AND TERMINATION

  The Board may at any time amend, alter, suspend or discontinue the Director Option Plan, but no amendment, alteration, suspension or discontinuance shall be made which would impair the rights of any optionee under any grant theretofore made without such optionee's consent. In addition, to the extent necessary and desirable to comply with any applicable law or regulation, including the requirements of the NASD (or an established stock exchange), the Company shall obtain shareholder approval of any amendment to the Director Option Plan in such a manner and to such a degree as required.


FEDERAL INCOME TAX ASPECTS OF THE DIRECTOR OPTION PLAN

  Options granted pursuant to the Director Option Plan are "nonstatutory options" and will not qualify for any special tax benefits to the optionee.

  An optionee will not recognize any taxable income at the time the option is granted. Upon exercise of the option, the optionee will generally recognize ordinary income for federal tax purposes measured by the excess, if any, of the fair market value of the shares over the exercise price. Because shares held by directors might be subject to restrictions on resale under Section 16(b) of the Exchange Act, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service pursuant to Section 83(b) of the Code within thirty days after the date of exercise.

  Upon a resale of shares acquired pursuant to, an option under the Director Option Plan, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss. The tax rate on net capital gain (net long-term capital gain minus net short-term capital loss) is capped at 28%. Capital losses are allowed in full against capital gains plus $3,000 of other income.

  The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of an option under the Director Option Plan. The Company is not required to withhold any amount for tax purposes on any such income included by the optionee.

  THE FOREGOING SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE OPTIONEE AND THE COMPANY WITH RESPECT TO THE GRANT OF OPTIONS UNDER THE DIRECTOR OPTION PLAN DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE OPTIONEE MAY RESIDE.

                                   APPENDIX C

                                COST PLUS, INC.
               1997 EXECUTIVE OFFICER AND KEY EMPLOYEE LOAN PLAN


  This 1997 Executive Officer and Key Employee Loan Plan (the "Loan Plan") is established by the Board of Directors of Cost Plus, Inc. (the "Company") as of this 7th day of May 1997.

  The purpose of the Loan Plan is to provide the Company with the flexibility to offer competitive compensation packages to attract and retain executive officers and key employees by authorizing and empowering the Board of Directors, without further shareholder approval, to authorize the Company to make loans for relocation, for purchases of the Company's Common Stock on the open market and from other shareholders, and for other purposes, provided that the Board of Directors concludes that such loans are reasonably expected to benefit the Company.

  The designation of executive officers and key employees to receive loans and the amounts and terms of such loans shall be determined by the Board of Directors of the Company consistent with the provisions of this Loan Plan. Each loan made pursuant to this Loan Plan will be evidenced by a full recourse promissory note executed by the recipient in favor of the Company and bearing interest at not less than the applicable federal rate under Internal Revenue Code Section 1274 for long-term loans, compounded annually. All other terms of a loan will be determined by the Board of Directors on a case-by-case basis.

  All loans under the Loan Plan must comply with all applicable requirements under the Company's credit facilities in existence at the time of the loan.

  The Board of Directors shall submit this Loan Plan for approval by the Company's shareholders in order to: (i) render it an "eligible plan" under Regulation G of the Federal Reserve Board; (ii) satisfy any applicable approval requirements of the Nasdaq National Market; and (iii) satisfy the requirement of the California General Corporation Law that a corporation may not make loans to directors or officers unless such transaction or a benefit plan authorizing such loans is approved by the shareholders or pursuant to the corporation's bylaws.

  The Company's Board of Directors shall make, in its sole and conclusive discretion, all determinations and interpretations required in connection with this Loan Plan, and may amend this Loan Plan in any regard at any time (subject to any contractual rights of loan recipients at the time and any requirement for shareholder approval of such amendments under California law).

  The Plan shall be governed by and construed and interpreted in accordance with laws of the State of California.

                                 COST PLUS, INC.

                 PROXY FOR 1997 ANNUAL MEETING OF SHAREHOLDERS

               This Proxy is Solicited by the Board of Directors


The undersigned shareholder(s) of Cost Plus, Inc., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated May 19, 1997 and hereby appoints RALPH D. DILLON and ALAN E. ZIMTBAUM, and each of them, Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Shareholders of Cost Plus, Inc. to be held on June 19, 1997 at 2:00 p.m., local time, at the Waterfront Plaza Hotel located at 10 Washington Street, Oakland, California, 94607 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present on any of the following matters and with discretionary authority as to any and all other matters that may properly come before the meeting.

PROPOSAL 1. Election of  Directors to serve one year terms.

            |_| FOR all the nominees listed below (except as indicated).

            |_| WITHHOLD authority to vote for all nominees listed below.

                    Ralph D. Dillon          Danny W. Gurr
                    Edward A. Mule           Thomas D. Willardson
                    Joseph Coulombe          Mervin G. Morris
                    Olivier L. Trouveroy

            (Instruction: To withhold authority to vote for any individual nominee write that nominee's name in the space below:)

            --------------------------------------------------------------------


PROPOSAL 2.  To approve an amendment to the Company's  1995 Stock Option Plan to increase the shares reserved for issuance thereunder by 400,000 shares.

             |_| FOR     |_| AGAINST    |_| ABSTAIN


PROPOSAL 3. To approve amendments to the Company's 1996 Director Option Plan to:
            (i) increase the shares reserved for issuance thereunder by 40,000 shares; and (ii) provide for automatic annual option grants of 2,000 shares to each of the Company's non-employee directors.

             |_| FOR     |_| AGAINST    |_| ABSTAIN


PROPOSAL 4. To approve an amendment to the Company's By-Laws to authorize the
            Board of Directors to approve certain loans to officers of the Company without further shareholder approval.

             |_| FOR     |_| AGAINST    |_| ABSTAIN

PROPOSAL 5.  To approve the Company's 1997 Executive Officer and Key Employee
             Loan Plan.

             |_| FOR     |_| AGAINST    |_| ABSTAIN


PROPOSAL 6. To ratify and approve the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending January 31, 1998.

             |_| FOR     |_| AGAINST    |_| ABSTAIN


PROPOSAL 7. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE PERSONS AND PROPOSALS, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXY HOLDERS DEEM ADVISABLE.

(This proxy should be marked, dated and signed by each shareholder exactly as such shareholder's name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)

Dated  _________________________, 1997



___________________________________  ___________________________________________
Name of Shareholder (please print)   Name of Additional Shareholder (if needed)


___________________________________  ___________________________________________
Signature of Shareholder             Signature of Additional Shareholder
                                     (if needed)


____________________________________
If shareholder is an entity, please
print name and title of signatory


I plan to attend the meeting:       Yes |_|       No |_|


     TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN
           AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.